EXHIBIT 99.1


News
For Immediate Release
                                                       SILGAN HOLDINGS INC.
                                                       4 Landmark Square
                                                       Suite 400
                                                       Stamford, CT  06901

                                                       Telephone: (203) 975-7110
                                                       Fax:       (203) 975-7902


                                                               Contact:
                                                               Robert B. Lewis
                                                               (203) 406-3160


                    SILGAN HOLDINGS INCREASES DIVIDEND BY 33%
                         AND DECLARES QUARTERLY DIVIDEND


STAMFORD, CT, February 22, 2007 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, announced today that based on its strong financial performance and prospects its Board of Directors declared a $0.16 per share quarterly cash dividend, payable on March 19, 2007 to the holders of record of the common stock of the Company on March 5, 2007. This represents a 33% increase in the Company's quarterly cash dividend.

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Silgan Holdings is a leading  manufacturer of consumer goods packaging  products with annual net sales of approximately $2.7 billion in 2006. Silgan operates 69 manufacturing facilities in North and South America, Europe and Asia. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

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